Exhibit 10.1
Standard Award

GRANT OF PERFORMANCE BASED AWARDS
PURSUANT TO THE
R1 RCM INC.
THIRD AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN

* * * * *

Participant:        [NAME]
Grant Date:        [GRANT DATE]
Number of PBRSUs:    [NUMBER OF PBRSUs]
Measurement Date:     [MEASUREMENT DATE] (the “Non-COC Measurement Date”)
* * * * *
    THIS GRANT OF PERFORMANCE BASED AWARDS (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between R1 RCM Inc., a Delaware corporation (the “Company”), and the Participant specified above, pursuant to the R1 RCM Inc. Third Amended and Restated 2010 Stock Incentive Plan, as in effect and as amended from time to time (the “Plan”), as administered by the Human Capital Committee of the Board of Directors of the Company (the “Committee”).
    WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the performance-based Restricted Stock Units (“PBRSUs”) provided herein to the Participant; and
    WHEREAS, capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings ascribed to them in the Plan.
    NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, receipt of which is acknowledged, the parties hereto hereby mutually covenant and agree as follows:
1.Grant of Performance-Based Restricted Stock Units. In consideration of services rendered and to be rendered to the Company by the Participant, the Company hereby grants to the Participant, upon the terms and subject to the conditions set forth in this Agreement and in the Plan, as of the Grant Date specified above, an award consisting of the number of PBRSUs specified above (the “Granted PBRSUs”), with the actual number of shares of Common Stock to be issued in respect thereof pursuant to Section 3 (the “PBRSU Shares”) contingent upon satisfaction of the vesting conditions described in Section 2 but not to exceed the number of shares equal to the number of Granted PBRSUs that become “vested” pursuant to Section 2 below (the “Maximum Shares”). The Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the equity of the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions, or other rights in respect of the shares of Common Stock underlying the Granted PBRSUs, except as otherwise specifically provided for in the Plan or this Agreement. The Committee may, in its sole discretion, make adjustments or take other equitable actions to remediate any dilutive effect resulting from any strategic transaction, including in connection with any Change of Control.

2.Vesting.
(a)The Granted PBRSUs shall be subject to both a time-based vesting condition (the “Time-Based Condition”) and a performance-based vesting condition (the “Performance-Based Condition”), as described herein. None of the Granted PBRSUs (or any portion thereof) shall be “vested” for purposes of this Agreement unless and until both the Time-Based Condition and the Performance-Based Condition for such Granted PBRSUs are satisfied. The number of Granted PBRSUs that become “vested” for purposes of this Agreement (which, for the sake of clarity and avoidance of doubt, may be less than or greater than the number of PBRSUs specified above as having been granted on the Grant Date) shall equal the product of (x) the number of the Granted PBRSUs that have satisfied the Time-Based Condition and (y) the percentage level at which the Performance-Based Condition has been satisfied.
(i)The Time-Based Condition shall be satisfied on the Performance Measurement Date (as defined below), subject to the Participant not having ceased to perform services to the Company, except as provided in Section 2(c), prior to the Performance Measurement Date.
(ii)The percentage level at which the Performance-Based Condition is satisfied will be measured as of the Performance Measurement Date and will be equal to the average of the Achievement Percentages separately determined for the Performance Goals (as defined below), where such average ultimately is determined by weighing differently each of the Performance Goals as follows: [●]% of such average will be measured by Cumulative Adjusted EBITDA; [●]% of such average will be measured by End-to-End RCM Agreement Growth; and [●]% of such average will be measured by Modular Sales Revenue.

Table 1: Non-COC Measurement Date ([●])
Level of Performance	Performance Goals			Achievement Percentage (%)
	Cumulative Adjusted EBITDA ($M)	End-to-End RCM Agreement Growth ($B)	Modular Sales Revenue ($M)
Below Threshold	<[●]	<[●]	<[●]	[●]
Threshold	[●]	[●]	[●]	[●]
Target	[●]	[●]	[●]	[●]
Maximum	[●]	[●]	[●]	[●]
(1)If the Performance Measurement Date is the Non-COC Measurement Date, then achievement will be determined pursuant to Table 1 above, subject to the terms and conditions of this paragraph. The maximum number of Granted PBRSUs that satisfy the Performance-Based Condition and thus become “vested” cannot exceed [●]% of the Granted PBRSUs. For each Performance Goal, performance between Threshold and Target or between Target and Maximum will be determined on a pro-rata basis using straight-line interpolation between the Achievement Percentages for the relevant levels of performance.
Example: If Cumulative Adjusted EBITDA is $[●], the Achievement Percentage for Cumulative Adjusted EBITDA is [●]%. If End-to-End RCM Agreement Growth is $[●], the Achievement Percentage for End-to-End RCM Agreement Growth is [●]%. If Modular Sales Revenue is $[●], the Achievement Percentage for Modular Sales Revenue is [●]%. Accordingly, the percentage level at which the Performance-Based Condition is satisfied, after giving weight to the different Performance Goals at [●]%, [●]% and [●]%, respectively, is [●]%.

Table 2: Change of Control Measurement Date
	Threshold [●]			Target [●]			Maximum [●]
Year	EBITDA*	E2E†	MSR#	EBITDA	E2E	MSR	EBITDA	E2E	MSR
[Year]	[●]	[●]	[●]	[●]	[●]	[●]	[●]	[●]	[●]
[Year]	[●]	[●]	[●]	[●]	[●]	[●]	[●]	[●]	[●]
[Year]	[●]	[●]	[●]	[●]	[●]	[●]	[●]	[●]	[●]
Cumulative ([●] Yrs)	[●]	[●]	[●]	[●]	[●]	[●]	[●]	[●]	[●]
* In Table 2, “EBITDA” means Cumulative Adjusted EBITDA, in $M USD.
† In Table 2, “E2E” means End-to-End RCM Agreement Growth, in $B USD.
# In Table 2, “MSR” means Modular Sales Revenue, in $M USD.
(2)If the Performance Measurement Date is the effective date of a Change of Control (as defined below) prior to the Non-COC Measurement Date, then achievement will be determined pursuant to Table 2 above, with target achievement levels prorated for the time elapsed during the year in which the Performance Measurement Date occurs (“COC Year”). For Cumulative Adjusted EBITDA, target achievement levels for the COC Year will be prorated for the number of full fiscal quarters elapsed in the COC Year. The prorated target achievement levels for the COC Year will be the numbers in Table 2 multiplied by the “Budget Weighting,” which is the percentage equal to the aggregate EBITDA for the full fiscal quarters elapsed in the COC Year divided by aggregate EBITDA for the full COC Year, as reflected in the Company’s then-current operating budget for the COC Year as most recently approved by the Board prior to the Performance Measurement Date. For End-to-End RCM Agreement Growth, target achievement levels will be prorated on a straight-line basis according to the number of full months elapsed during the year in which the Performance Measurement Date occurs prior to the Change of Control. For Modular Sales Revenue, target achievement levels for the COC Year will be prorated for the number of full fiscal quarters elapsed in the COC Year. The prorated target achievement levels for the COC Year will be the numbers in Table 2 multiplied by the “Budget Weighting,” which is the percentage equal to the aggregate Modular Sales Revenue for the full fiscal quarters elapsed in the COC Year divided by aggregate Modular Sales Revenue for the full COC Year, as reflected in the Company’s then-current operating budget for the COC Year as most recently approved by the Board prior to the Performance Measurement Date.

Example: If the effective date of the Change in Control is June 30, [Year], and the most recent Board-approved operating budget reflects $[●] of EBITDA for the full [Year] year (divided into $[●] for the first quarter (“Q1”), $[●] for the second quarter (“Q2”), $[●] for the third quarter, and $[●] for the fourth quarter), then the Budget Weighting is [●]% ($[●] for Q1 plus $[●] for Q2, divided by $[●] for the year). The prorated goal for Target achievement of Cumulative Adjusted EBITDA would be $[●] (the sum of $[●] for the full [Year] year and $[●] for two weighted quarters of the [Year] year). The prorated goal for Target achievement of End-to-End RCM Agreement Growth would be $[●] (the sum of $[●] for the full [Year] year and $[●] for 6 months of the [Year] year using time-based proration on a straight-line basis according to the number of full months elapsed during the year in which the Change in Control occurred). With respect to Modular Sales Revenue, if the most recent Board-approved operating budget reflects $[●] of Modular Sales Revenue for the full [Year] year (divided into $[●] for the first quarter (“Q1”), $[●] for the second quarter (“Q2”), $[●] for the third quarter, and $[●] for the fourth quarter), then the Budget Weighting is [●]% ($[●] for Q1 plus $[●] for Q2, divided by $[●] for the year). The prorated goal for Target achievement of Modular Sales Revenue would be $[●] (the sum of $[●] for the full [Year] year and $[●] for two weighted quarters of the [Year] year).
The prorated goals for Threshold and Maximum achievement would be similarly calculated. These figures are illustrative only and not representative of the Company’s actual quarterly operating budget. The percentage level at which the Performance-Based Condition is satisfied will, again, be determined after giving weight to the different Performance Goals at [●]%, [●]% and [●]%, respectively.
(b)Forfeiture. Except as provided in Section 2(c), in the event that the Participant ceases to perform services to the Company for any reason or no reason before the Performance Measurement Date, all of the Granted PBRSUs shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to any Granted PBRSUs that are so forfeited. If the Participant provides services to a subsidiary of the Company, any references in this Agreement to provision of services to the Company shall instead be deemed to refer to service with such subsidiary.
(c)Good Leaver Treatment. If the Participant incurs a Good Leaver Termination (as defined below) on or after the first anniversary of the Grant Date but prior to the Performance Measurement Date, provided that the Participant has continuously provided services to the Company between the Grant Date and the effective date of the Good Leaver Termination, and provided that the Participant executes and does not revoke a general release of all employment and compensation related claims in favor of the Company on such form of release provided by the Company, then the Time-Based Condition shall be deemed satisfied for a pro-rata amount of the Granted PBRSUs (the “Pro-Rata Shares”), with such amount to be determined by multiplying the Granted PBRSUs by a fraction, the numerator of which is the number of days from the Grant Date through and including the effective date of termination, and the denominator of which is the number of days from the Grant Date through and including the Performance Measurement Date. The number of Granted PBRSUs that subsequently become vested on the Performance Measurement Date shall equal the product of (i) the Pro-Rata Shares and (ii) the percentage level at which the Performance-Based Condition has been satisfied. Any Granted PBRSUs that were not forfeited pursuant to Section 2(b) and that do not become vested as of the Performance Measurement Date shall expire immediately following the date on which the Committee determines the level at which the Performance-Based Condition is satisfied.
3.Delivery of Shares. Following the satisfaction of both the Time-Based Condition and the Performance-Based Condition with respect to any Granted PBRSUs, the Participant shall, subject to Section 10(a), receive the number of shares of Common Stock that correspond to the number of such vested Granted PBRSUs, which shall be delivered no later than the March 15th following the end of the calendar year in which or with respect to which both such vesting conditions were satisfied.

4.Restrictions on Transfer of Granted PBRSUs. No portion of the Granted PBRSUs may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant, other than to the Company as a result of forfeiture of the Granted PBRSUs as provided herein, except that the Participant may sell, transfer, or assign such unvested Granted PBRSUs: (a) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren, and any other relatives approved by the Committee (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Granted PBRSUs shall remain subject to this Agreement (including without limitation the vesting and forfeiture provisions set forth in Section 2 and the restrictions on transfer set forth in this Section 4) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (b) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation) (collectively, the “Transfer Restrictions”). The Company shall not be required (i) to transfer on its books any of the Granted PBRSUs that have been transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Granted PBRSUs or to pay dividends to any transferee to whom such Granted PBRSUs have been transferred in violation of any of the provisions of this Agreement.
5.Restrictive Legends. The Company may at any time place legends referencing any applicable federal, state, or foreign securities law restrictions on all certificates, if any, representing shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates, representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Agreement.
6.Rights as Stockholder. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any Granted PBRSU unless and until the Participant has become the holder of record of PBRSU Shares. Cash dividends on the number of shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each Granted PBRSU, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash only if and when the PBRSU Shares underlying the Granted PBRSUs are delivered to the Participant in accordance with the provisions hereof. Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each Granted PBRSU granted to the Participant, provided that such stock dividends shall be paid in shares of Common Stock only if and when the PBRSU Shares underlying the Granted PBRSUs are delivered to the Participant in accordance with the provisions hereof. If the Granted PBRSUs are forfeited in accordance with this Agreement, then the foregoing book entry account shall automatically and at the same time also be forfeited without any payment or consideration to the Participant in respect thereof.
7.Provisions of the Plan. This Agreement is subject to the provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Granted PBRSUs awarded hereunder), a copy of which is furnished to the Participant with this Agreement. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

8.Tax Matters.
(a)Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local, or other taxes of any kind required by law to be withheld with respect to the vesting of the Granted PBRSUs. As of the date on which the Granted PBRSUs vest, the Company shall deliver written notice to the Participant of the amount of withholding taxes due with respect to the vesting of the Granted PBRSUs that vest on such date. The Participant shall satisfy such tax withholding obligations by transferring to the Company, on each date on which Granted PBRSUs vest under this Agreement, such number of shares that are issuable on such date as have a fair market value (calculated using the last reported sale price of the Common Stock of the Company on the New York Stock Exchange or the NASDAQ, as applicable (or, if the Company’s Common Stock is not then traded on the New York Stock Exchange or the NASDAQ, then on any other United States stock exchange upon which the Company’s Common Stock is then listed, or otherwise as reported through the facilities of the OTC Markets Group, Inc.) on the trading date immediately prior to such vesting date) equal to the amount of the Company’s tax withholding obligation in connection with the vesting of such Granted PBRSUs (such withholding method, a “Surrender”), unless, prior to any vesting date, the Committee determines that a Surrender shall not be available to the Participant, in which case, the Participant shall be required to satisfy the Participant’s tax obligations hereunder in a manner permitted by the Plan upon the vesting date.
(b)Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Granted PBRSUs are intended to be exempt from, or otherwise comply with, the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent as is reasonable under the circumstances. The Company makes no guarantees with respect to the tax treatment of any PBRSUs.
9.Restrictive Covenants.
(a)General. This Award represents a substantial economic benefit to the Participant. The Participant, by virtue of the Participant's role with the Company, has access to, and is involved in the formulation of, certain confidential and secret information of the Company regarding its operations and the Participant could materially harm the business of the Company by competing with the Company or soliciting employees or customers of the Company.
(b)Non-Solicitation. During the period in which the Participant performs services for the Company and for a period of eighteen months after the Participant ceases to perform services for the Company, regardless of the reason, the Participant shall not, directly or indirectly, either alone or in conjunction with any Person:
(i) hire, recruit, solicit, or otherwise attempt to employ or retain or enter into any business relationship with, any individual who is or was an employee of the Company within the twelve-month period immediately preceding the cessation of the Participant’s service with the Company; or
(ii) solicit the sale of any products or services that are similar to or competitive with products or services offered by, manufactured by, designed by, or distributed by the Company, to any Person which was or is a customer or potential customer of the Company for such products or services.
(c)Non-Disclosure.
(i) The Participant will not, without the Company’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of the Company, or directly or indirectly, disclose to anyone outside of the Company, either during or after the Participant’s relationship with the Company, the Company’s Confidential Information (as defined below), as long as such matters remain Confidential Information.

(ii) This Agreement shall not prohibit the Participant from (A) revealing evidence of criminal wrongdoing to law enforcement, (B) disclosing or discussing concerns regarding regulatory or legal compliance with any governmental agency or entity to the extent that such disclosures or discussions are protected under any whistleblower protection provisions of Federal or state laws or regulations, or (C) divulging the Company’s Confidential Information by order of court or agency of competent jurisdiction. However, in the case of foregoing clause (C), the Participant shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.
(iii) Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (A) where the disclosure is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1). Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (I) files any document containing the trade secret under seal and (II) does not disclose the trade secret, except pursuant to court order. See 18 U.S.C. § 1833(b)(2). Nothing in this Agreement is intended to preclude or limit such federal laws.
(d)Return of Company Property. The Participant agrees that, in the event that Participant’s service to the Company ceases for any reason, the Participant shall immediately return all of the Company’s property, including without limitation, (i) computers, tablets, phones, printers, key cards, documents, or any other tangible property of the Company, and (ii) the Company’s Confidential Information in any media, including paper or electronic form, and the Participant shall not retain in the Participant’s possession any copies of such information.
(e)Ownership of Software and Inventions. All discoveries, designs, improvements, ideas, inventions, and software, whether patentable or copyrightable or not, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, with the rights to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to the Participant whatsoever. If, for any reason, any of such results and proceeds that relate to the business shall not legally be a work-for-hire and/or there are any rights that do not accrue to the Company under the preceding sentence, then the Participant hereby irrevocably assigns and agrees to quitclaim any and all of the Participant’s right, title, and interest thereto including, without limitation, any and all copyrights, patents, trade secrets, trademarks, and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to the Participant whatsoever. The Participant shall, from time to time, as may be reasonably requested by the Company, at the Company’s expense, do any and all things that the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Participant has any rights in the results and proceeds of the Participant’s services that cannot be assigned in the manner described above, the Participant unconditionally and irrevocably waives the enforcement of such rights. Notwithstanding anything to the contrary set forth herein, works developed by the Participant that are (i) developed independently from the work developed for the Company regardless of whether such work was developed before or after the Participant performed services for the Company; or (ii) applications independently developed that are unrelated to the business and that the Participant develops during non-business hours using non-business property shall not be deemed work for hire and shall not be the exclusive property of the Company.

(f)Non-Competition. During the time in which the Participant performs services for the Company and for a period of twelve months after the cessation of the Participant’s service to the Company, regardless of the reason, the Participant shall not, directly or indirectly, either alone or in conjunction with any Person, within the Restricted Area (as defined below), own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or provide services to, a Competing Business (as defined below). Notwithstanding anything to the contrary, nothing in this Section 9(f) prohibits the Participant from being a passive owner of not more than one percent of the outstanding stock of any class of a corporation that is publicly traded, so long as the Participant has no active participation in the business of such corporation. Notwithstanding the foregoing, the post-employment period of the covenant set forth in this Section 9(f) shall not apply to the Participant if the enforcement of such covenant is prohibited by applicable law.
(g)Acknowledgments. The Participant acknowledges and agrees that the restrictions contained in this Agreement with respect to time, geographical area, and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and that the Participant has had the opportunity to review the provisions of this Agreement with his legal counsel. In particular, the Participant agrees and acknowledges (i) that the Company is currently engaging in business and actively marketing its services and products throughout the United States; (ii) that the Participant’s duties and responsibilities for the Company are co-extensive with the entire scope of the Company's business; (iii) that the Company has spent significant time and effort developing and protecting the confidentiality of its methods of doing business, technology, customer lists, long term customer relationships, and trade secrets; and (iv) that such methods, technology, customer lists, customer relationships, and trade secrets have significant value.
(h)Enforcement. The Participant agrees that the restrictions contained in this Agreement are necessary for the protection of the business, Confidential Information, customer relationships, and goodwill of the Company and are considered by the Participant to be reasonable for that purpose, and that the scope of restricted activities, the geographic scope, and the duration of the restrictions set forth in this Agreement are considered by the Participant to be reasonable. The Participant further agrees that any breach of any of the restrictive covenants in this Agreement would cause the Company substantial, continuing, and irrevocable harm for which money damages would be inadequate and therefore, in the event of any such breach or any threatened breach, in addition to such other remedies as may be available, the Company shall be entitled to specific performance and injunctive relief. This Agreement shall not in any way limit the remedies in law or equity otherwise available to the Company or its Affiliates (as defined below). The Participant further agrees that to the extent any provision or portion of the restrictive covenants of this Agreement shall be held, found, or deemed to be unreasonable, unlawful, or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law. Without limitation to any other remedies available hereunder or at law, in the event of any breach of any of the restrictive covenants in this Agreement by the Participant, the Participant agrees that (i) any PBRSU Shares issued by the Company to the Participant pursuant to this Agreement shall be forfeited for no consideration; (ii) in the event that the Participant sold the PBRSU Shares issued to the Participant pursuant to this Agreement, then the Participant shall be required to pay to the Company in cash, within thirty (30) days of a request by the Company for such payment, the price at which the Participant sold the shares; and (iii) in the case of unvested Granted PBRSUs, such unvested Granted PBRSUs will automatically be forfeited for no consideration.
(i)Severability; Modification. It is expressly agreed by the Participant that:
(i) Modification. If, at the time of enforcement of this Agreement, a court holds that the duration, geographical area, or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, the Participant agrees that the maximum duration, scope, or area reasonable under such circumstances will be substituted for the stated duration, scope, or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope, and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible; and

(ii) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under applicable law, such invalidity, illegality, or unenforceability will not affect any other provision, but this Agreement will be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.
(j)Non-Disparagement. The Participant agrees not to disparage the Company, its officers, directors, administrators, representatives, employees, contractors, consultants, or customers or engage in any communications or other conduct that might interfere with the relationship between the Company and its current, former, or prospective employees, contractors, consultants, customers, suppliers, regulatory entities, and/or any other Person.
10.Miscellaneous.
(a)Compliance with Laws. The grant of Granted PBRSUs and any issuance of PBRSU Shares hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act, and in each case any respective rules and regulations promulgated thereunder) and any other law, rule, regulation, or exchange requirement applicable thereto. The Company shall not be obligated to issue any PBRSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the Granted PBRSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
(b)Authority of Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Committee with respect to this Agreement shall be made in the Committee’s discretion and shall be final and binding on the Participant.
(c)No Right to Continued Service. The Participant acknowledges and agrees that this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company.
(d)Acquired Rights. The Participant acknowledges and agrees that: (i) the Company may terminate or amend the Plan at any time; (ii) the award of the Granted PBRSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (iii) no past grants or awards (including, without limitation, the Granted PBRSUs) give the Participant any right to any grants or awards in the future whatsoever; and (iv) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy, or resignation.
(e)Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of law provisions.
(f)Exclusive Jurisdiction/Venue. All disputes that arise from or relate to this Agreement shall be decided exclusively by binding arbitration in Cook County, Illinois under the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that the arbitrator’s award shall be final, and may be filed with and enforced as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, any disputes related to the enforcement of the restrictive covenants contained in Section 9 shall be subject to and determined under Delaware law and adjudicated in Illinois courts.

(g)Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel or Chief Executive Officer of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
(h)Headings; Section References. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement. Except as provided otherwise in this Agreement, a reference to any Section is a reference to a Section of this Agreement.
(i)Counterparts. This Agreement may be executed in one or more counterparts (including in pdf format or by other electronic means), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
(j)Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality, or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
(k)Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns and the Participant and its permitted assigns. The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.
(l)Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
(m)Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments, and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
11.Definitions. For purposes of this Agreement, the following terms have the following meanings:
(a) “Affiliate” means, with respect to any Person as of any time of determination, any entity controlling or controlled by or under common control with such Person as of such time the Company or another Affiliate, at the time of execution of the Agreement and any time thereafter, where “control” is defined as the ownership of at least fifty percent of the equity or beneficial interest of such entity, and any other entity with respect to which such Person as of such time has significant management or operational responsibility (even though such Person may own less than fifty percent of the equity of such entity).
(b)“Ascension” means, collectively, Ascension Health Alliance and any Affiliate of Ascension Health Alliance.

(c)“Cause,” with respect to the Participant, shall be defined as that term is defined in the Participant’s offer letter, employment agreement, change in control agreement, or other similar agreement; or if there is no such definition, “Cause” means any of: (A) the Participant’s conviction for, or plea of guilty or nolo contendere to, a felony; (B) the Participant engaging in conduct that constitutes gross neglect or willful misconduct and that, in either case, results in material economic or reputational harm to the Company; (C) the Participant’s willful breach of any provision of this Agreement or any applicable non-disclosure, non-competition, non-solicitation or other similar restrictive covenant obligation owed to the Company; (D) the Participant’s repeated refusal, or failure to undertake good faith efforts, to perform his or her material employment duties and responsibilities for the Company; or (E) the Participant engaging in willful misconduct resulting in or intended to result in direct personal gain to him or her at the Company’s expense.
(d)“Change of Control” means (A) the consummation of any consolidation or merger of the Company with any Third Party Purchaser where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than fifty percent of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); (B) any sale, lease, exchange, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company to a Third Party Purchaser; (C) any sale of a majority of the voting shares of the Company to a Third Party Purchaser; (D) the consummation of a Take Private Change of Control; or (E) any liquidation or dissolution of the Company. Notwithstanding the foregoing, other than with respect to a Take Private Change of Control, a “Change of Control” shall not be deemed to have occurred if the event constituting such “Change of Control” is not (x) a change in the ownership of the corporation, (y) a change in effective control of the corporation, or (z) a change in the ownership of a substantial portion of the assets of the corporation, as those terms are used and defined in Section 409A(a)(2)(A)(v) of the Code, and the regulations thereunder, and where the word “corporation” used above and in such provisions is taken to refer to the Company.
(e)“Common Share Equivalent” means, as of any time of determination, (A) in the case of any shares of preferred stock issued by the Company that are convertible into shares of Common Stock, the number of shares of Common Stock into which such preferred shares are convertible as of such time; and (B) in the case of any options, warrants, or other securities issued by the Company that are exercisable or exchangeable for shares of Common Stock, the number of shares of Common Stock into or for which such options, warrants, or other securities are exercisable or exchangeable as of such time of determination, but only if such options, warrants, or other securities are “in-the-money” as of such time of determination.
(f)“Competing Business” means any entity or business: (i) engaged in the business of offering finance-related services to health care systems and hospitals, including, but not limited to, the collection of medical debt, hospital billings, and revenue management; or (ii) engaged in any other business or activity in which the Company is engaged during the term of the Participant’s employment.

(g)“Confidential Information” as used in this Agreement shall include the Company’s trade secrets as defined under Illinois law, as well as any other information or material that is not generally known to the public, and that (A) is generated, collected by, or utilized in the operations of the Company’s business and relates to the actual or anticipated business, research, or development of the Company; or (B) is suggested by or results from any task assigned to the Participant by the Company or work performed by the Participant for or on behalf of the Company. Confidential Information shall not be considered generally known to the public if the Participant or others improperly reveal such information to the public without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to, all customer, client, supplier, and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data, pricing and cost information, research and development work, software, business plans, proprietary data, projections, market research, perceptual studies, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to the Company, whether or not it is in tangible form, and including without limitation any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time.
(h)“Cumulative Adjusted EBITDA” means (A) if the Performance Measurement Date is the Non-COC Measurement Date, the sum of “Adjusted EBITDA” as finally reported in the Company’s Annual Report on 10-K for all fiscal years elapsed in the Performance Period, as may be adjusted by the Committee to take into account the impact of new business, acquisitions, divestitures, expenses related to new end-to-end revenue cycle agreements, pandemic-related adjustments (both favorable and unfavorable, as determined by the Committee), changes in accounting principles, gains or losses due to changes in debt or equity financing, litigation, impairment, and unplanned events; and (B) if the Performance Measurement Date is the effective date of a Change of Control, the sum of (x) “Adjusted EBITDA” as finally reported in the Company’s Annual Report on 10-K for any fiscal years fully elapsed in the Performance Period and (y) the Company’s earnings before interest, taxes, depreciation, amortization, stock compensation, and non-recurring items for any fiscal quarters fully elapsed in the fiscal year in which the effective date of the Change of Control falls, as may be adjusted by the Committee to take into account the impact of new business, acquisitions, divestitures, expenses related to new end-to-end revenue cycle agreements, pandemic-related adjustments (both favorable and unfavorable, as determined by the Committee), changes in accounting principles, gains or losses due to changes in debt or equity financing, litigation, impairment, and unplanned events. Cumulative Adjusted EBITDA will be adjusted to account for a Qualifying End-to-End RCM Agreement based on the agreed-upon proforma financials for the new business, beginning the quarter after the Qualifying End-to-End RCM Agreement is entered into. Adjustments to Cumulative Adjusted EBITDA for End-to-End RCM Agreement Growth will be added to, or subtracted from, the Cumulative Adjusted EBITDA target achievement levels provided in Section 2(a)(ii) at the end of each fiscal year based on the assumption that Cumulative Adjusted EBITDA for [Year] and [Year] includes $[●] for growth investments related to Qualifying End-to-End RCM Agreements and that Cumulative Adjusted EBITDA for [Year] includes $[●] for growth investments related to Qualifying End-to-End Agreements; provided that, in the event of a Change of Control that occurs prior to the end of a fiscal year, such adjustments will be made for such partial year in which such Change of Control occurs prior to the effective date of such Change of Control.
(i)“Disability,” with respect to the Participant, means the Participant has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially and satisfactorily perform his or her duties and responsibilities hereunder for a period of one hundred eighty days out of any consecutive three hundred sixty-five days, as determined by the Committee in its reasonable discretion.
(j)“End-to-End RCM Agreement Growth” means the aggregate net patient revenue under management pursuant to Qualifying End-to-End RCM Agreements entered into during the Performance Period. A Qualifying End-to-End RCM Agreement is “entered into” upon execution of a definitive agreement for services.

(k)“Good Leaver Termination,” with respect to the Participant, means any termination of the Participant’s services to the Company that is: (A) due to the Participant’s death, (B) due to the Participant’s Disability, (C) due to the Participant’s Retirement, or (D) due to a termination of services by the Company without Cause, in the case of each of the foregoing clauses (A) through (D), circumstances constituting Cause do not exist at the time of termination.
(l)“Modular Sales Revenue” means all services revenue of the Company not directly related to a Qualifying End-to-End RCM Agreement, including, without limitation, revenue from sales of the Company’s patient experience, physician advisory services (“PAS”), clinical documentation integrity (“CDI”), coding management, revenue integrity solutions (“RIS”), business office (excluding revenue currently included in net operating fees), practice management (“PM”), and Cloudmed solutions. Modular revenue scoring may be adjusted (add-back of revenue) for contracts that transition from modular revenue to end to end in the transitioning year as well as future performance period years, including an amount in the future years for the expected revenue growth.
(m)“Performance Goals” means the performance conditions by which the Performance-Based Condition is satisfied, which are Adjusted EBITDA, End-to-End RCM Agreement Growth, and Modular Sales Revenue.
(n)“Performance Measurement Date” means the earlier of (A) the Non-COC Measurement Date and (B) the effective date of a Change of Control.
(o)“Performance Period” means the period beginning on January 1 of the year in which the Grant Date falls and ending on the Performance Measurement Date.
(p)“Person” means any individual, entity, or group, within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding (A) the Company and any of its subsidiaries, (B) any employee stock ownership or other employee benefit plan maintained by the Company, and (C) an underwriter or underwriting syndicate that has acquired the Company’s securities solely in connection with a public offering thereof.
(q)“Qualifying End-to-End RCM Agreement” means a customer agreement that yields a base fee for services and deploys the Company’s revenue cycle management technology across the front, middle, and back of the revenue cycle, and may be either a co-managed or operating partner model.
(r)“R1 Ownership Interests” means, collectively, (A) any shares of Common Stock issued by the Company; (B) any shares of preferred stock issued by the Company that are not convertible into or exchangeable for shares of Common Stock; (C) the Common Share Equivalent of any shares of preferred stock issued by the Company that are convertible into or exchangeable for shares of Common Stock; (D) the Common Share Equivalent of any options, warrants, or other securities issued by the Company that are exercisable or exchangeable for shares of Common Stock; and (E) any securities of the Company or any other Person that are issued in exchange for, or in respect of, the securities referenced in the foregoing clauses (A)–(D), including, without limitation, in connection with any “roll-over” or recapitalization effected as part of a Take Private Change of Control. For purposes of this definition, the term “Company” shall mean (w) R1 RCM Inc., (x) any successor to R1 RCM Inc. (by merger or otherwise), (y) any subsidiary of R1 RCM Inc. or any such successor, and (z) any entity that, directly or indirectly, owns a majority of the equity interests of R1 RCM Inc. or of any such successor (including, without limitation, any such entity that, as a result of a Take Private Change of Control, becomes a direct or indirect parent entity of R1 RCM Inc. or of any such successor).
(s)“Restricted Area” means the United States of America.
(t)“Retirement,” with respect to the Participant, means the Participant’s voluntary termination of services to the Company, provided that circumstances constituting Cause do not exist at the time of termination, at or after the time the Participant has (A) attained age 55 and (B) provided services to the Company for at least 10 years.

(u)“Take Private Change of Control” means the consummation of any transaction or series of transactions following which no shares of the Company (or of its ultimate parent corporation) are listed on the New York Stock Exchange or the NASDAQ, on any other United States stock exchange, or are otherwise listed on a public trading market (including the OTC Markets Group, Inc.).
(v)“TB/AS Co-Investment Vehicle” means any entity that is owned, directly or indirectly, by both Ascension and TowerBrook and that holds any R1 Ownership Interests. As of the Grant Date, TCP-ASC ACHI Series LLLP is a TB/AS Co-Investment Vehicle.
(w)“Third Party Purchaser” means any Person or group of Persons, none of whom is, immediately prior to the subject transaction, TowerBrook, Ascension, a TB/AS Co-Investment Vehicle, or any Affiliate thereof.
(x)“TowerBrook” means TowerBrook Capital Partners L.P. and any Affiliate of TowerBrook Capital Partners L.P., including, for this purpose, TowerBrook Investors IV (Onshore), L.P., TowerBrook Investors IV (892), L.P., TowerBrook Investors IV (OS), L.P., TowerBrook Investors IV Executive Fund, L.P., TowerBrook Investors IV Team Daybreak, L.P., and any other investment fund managed or advised, directly or indirectly, by TowerBrook Capital Partners L.P. or any of its Affiliates, and any Affiliate of any such fund; provided that, for purposes of this definition, the Company shall not be deemed an Affiliate of TowerBrook.

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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
R1 RCM INC.

By:    [INSERT CEO SIGNATURE BLOCK]

I hereby acknowledge that I have read this Agreement, have received and read the Plan, and understand and agree to comply with the terms and conditions of this Agreement and the Plan.

                        PARTICIPANT ACCEPTANCE
                        [To be accepted electronically]

    Signature Page to Grant of Performance Based Awards